Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE

between

THE PARTIES LISTED ON SCHEDULE A ATTACHED HERETO, AS REIT SELLER,

BRE PENTAGON RETAIL HOLDINGS B LLC, AS HOMART SELLER,

JDN REAL ESTATE – LAKELAND, L.P., AS REIT BUYER,

and -

DDR CORP., AS HOMART BUYER

Dated as of May 15, 2013

i

ii

Schedules

Schedule A	-	Sellers and Interests
Schedule B	-	Transaction Actions
Schedule C	-	Loans
Schedule D	-	Consent Loans
Schedule E	-	Subject Properties
Schedule 2.4	-	Allocated Homart Purchase Price
Schedule 3.2(a)	-	Litigation
Schedule 3.2(b)	-	BRE REIT Organizational Documents
Schedule 3.2(f)	-	Compliance with Law
Schedule 3.2(g)-1	-	Taxes
Schedule 3.2(g)-2	-	Specified Tax Representation and Tax Cap Limitation
Schedule 6.2(l)	-	Opinion

Exhibits

Exhibit A	-	Form of Homart Assignment
Exhibit B	-	Form of BRE REIT Assignment
Exhibit C	-	Form of New JV Agreement
Exhibit D	-	Form of Registration Rights Agreement
Exhibit E	-	Form of FIRPTA Certificate
Exhibit F	-	Form of Guaranty

iii

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), is made and entered into as of May 15, 2013 (the “Effective Date”) by and among the seller parties set forth on Schedule A attached hereto, (collectively, the “REIT Seller”) and BRE PENTAGON RETAIL HOLDINGS B LLC, a Delaware limited liability company (the “Homart Seller”, together with REIT Seller, each, individually a “Seller” and collectively, the “Sellers”), and DDR Corp., an Ohio corporation (the “Homart Buyer”), and JDN Real Estate – Lakeland, L.P., a Georgia limited partnership (the “REIT Buyer”, together with Homart Buyer, the “Buyer”).

Background

A. BRE Pentagon Retail JV Member LLC, a Delaware limited liability company (“BRE JV Member”), and DDR BV Holdings LLC, a Delaware limited liability company (“DDR JV Member”), are members of BRE DDR Retail Holdings LLC, a Delaware limited liability company (the “Retail Holdings”), pursuant to the terms of that certain Amended and Restated Limited Liability Company Agreement of Retail Holdings dated as of January 10, 2012 (the “Retail Holdings LLC Agreement”).

B. As of the Effective Date, BRE Pentagon Retail Holdings A Inc., a Delaware corporation (the “BRE REIT”), and the Homart Seller directly own 100% of the ownership interests in BRE JV Member.

C. As of the Effective Date, Retail Holdings indirectly owns 100% of the ownership interests in BRE DDR Homart Holdings LLC, a Delaware limited liability company (“Homart Holdings”).

D. Immediately prior to the Closing under this Agreement, Sellers and Buyer desire to effectuate the transaction structuring actions more particularly described on Schedule B attached hereto (the “Transaction Actions”). Upon the completion of the Transaction Actions, immediately prior to the Closing, (i) BRE REIT shall be the direct owner of a 95% common interest in the Retail Holdings, (ii) Homart Seller shall be the direct owner of a 95% common interest in Homart Holdings, (iii) BRE Boomerang Holdings Inc., a Delaware corporation (“BRE Boomerang REIT”), shall be the direct owner of a 95% common interest in BRE DDR Boomerang Holdings LLC, a Delaware limited liability company (“New JV”), and DDR BV Holdings LLC, a Delaware limited liability company (“DDR BV Holdings”), shall be the direct owner of a 5% common interest in New JV and (iv) New JV shall be direct owner of 100% of the ownership interests in the Unencumbered Owners and in BRE DDR Bison Holdings LLC, a Delaware limited liability company (“Bison Holdings”).

E. REIT Seller desires to sell to REIT Buyer, and REIT Buyer desires to purchase from REIT Seller, all of common shares in BRE REIT (the “REIT Shares”), on the terms and conditions set forth in this Agreement. Homart Seller desires to sell to the Homart Buyer, and the Homart Buyer desires to purchase from the Homart Seller, all of its ownership interests in Homart Holdings (the “Homart Interests”, together with the REIT Shares, the “Interests”) on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. The capitalized terms used herein will have the following meanings.

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

“Allocated Homart Purchase Price” shall have the meaning assigned thereto in Section 2.4.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(g)(i).

“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or the Interests in question.

“Asset” shall mean Interests and the Interest Related Rights.

“Balance of the Cash Consideration” shall have the meaning assigned thereto in Section 2.2(a).

“Basket Limitation” shall mean an amount equal to $1,000,000.00.

“Bison Amount” shall have the meaning assigned thereto in Section 5.1(f).

“Bison Assets” means the assets owned as of the date hereof indirectly by BRE DDR Bison Holdings LLC.

“Bison Holdings” shall have the meaning assigned thereto in Background paragraph D.

“Books and Records Period” shall have the meaning assigned thereto in Section 15.21.

“BRE JV Member” shall have the meaning assigned thereto in the Background paragraph A.

“BRE Boomerang REIT” shall have the meaning assigned thereto in Background paragraph D.

“BRE REIT” shall have the meaning assigned thereto in Background paragraph B.

“BRE REIT Organizational Documents” shall have the meaning assigned thereto in Section 3.2(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in the city of New York, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer Material Adverse Effect” shall mean any effect, event, development or change, which, individually or in the aggregate with all other effects, events, developments or changes, is or is reasonably likely to become materially adverse to the assets, business, condition (financial or otherwise) or results of operations of the Homart Buyer and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether there has occurred a Buyer Material Adverse Effect: (A) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, or changes or effects that affect the commercial real estate REIT industry generally; (B) changes in Applicable Law or tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions in which the Homart Buyer and its subsidiaries conduct their business or the retail center industry; (C) changes in GAAP or interpretation thereof after the date hereof; (D) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; or (E) earthquakes, hurricanes or other natural disasters; provided, that any effect, event, development or change referenced in clauses (B), (D) or (E) above shall be considered in determining whether there has been or is a Buyer Material Adverse Effect if such effect, event, development or change affects the Homart Buyer and its subsidiaries in a disproportionate manner as compared to other participants in the shopping center industry that operate in the geographic regions affected by such effect, event, development or change.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer Reports” shall have the meaning assigned thereto in Section 4.1(h).

“Buyer Waived Breach” shall have the meaning assigned thereto in Section 11.3.

“Buyer’s Knowledge” shall mean the actual knowledge of a Buyer based upon the actual collective knowledge of Luke Petherbridge and Kevin Kessinger, without any duty on the part of any other officer or other Person to conduct any independent investigation or make any inquiry of any Person.

“Cap Limitation” shall mean an amount equal to $15,000,000.

“Cash Consideration” shall have the meaning assigned thereto in Section 2.2(a).

“Claim Notice” shall have the meaning assigned thereto in Section 11.4.

“Claims” shall have the meaning assigned thereto in Section 7.5(a).

“Class H Shares” shall have the meaning assigned thereto in subsection 4.1(g)(i).

“Class J Shares” shall have the meaning assigned thereto in subsection 4.1(g)(i).

“Class K Shares” shall have the meaning assigned thereto in subsection 4.1(g)(i).

“Closing” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Date” shall have the meaning assigned thereto in Section 2.3(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement.

“Closing Statement” shall have the meaning assigned thereto in Section 6.1(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning assigned thereto in subsection 4.1(g)(i).

“Company” shall mean, as the context requires, either BRE REIT, Homart Holdings or Retail Holdings.

“Company Organizational Documents” shall mean the Organizational Documents of the applicable Company.

“Deposit” shall have the meaning assigned thereto in Section 2.2(b).

“Deposit Escrow Account” shall have the meaning assigned thereto in Section 15.5(a).

“DDR BV Holdings” shall have the meaning assigned thereto in Background paragraph D.

“DDR JV Member” shall have the meaning assigned thereto in Background paragraph A.

“Earnest Money” shall have the meaning assigned thereto in Section 2.2(b).

“Effective Date” shall mean the date of this Agreement.

“Escrow Agent” shall have the meaning assigned thereto in Section 2.2(b).

“Exchange Act” shall have the meaning assigned thereto in Section 4.1(h).

“Excluded Liabilities” shall mean (a) any fraud, willful misconduct or knowing or intentional breach of any representation or warranty by Sellers under this Agreement or any Closing Document, (b) any breach by Sellers of Section 9.1 or Section 15.2(a), and (c) any breach by Sellers of the covenant to pay the BRE Liability prior to Closing pursuant to Section 3.2(g)(vi) and Section 3.2(i).

“Executive Order” shall have the meaning assigned thereto in Section 3.1(g)(i).

“Financial Information” shall have the meaning assigned thereto in Section 15.22.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Guaranty” shall have the meaning assigned thereto in Section 2.2(b).

“Guaranteed Amount” shall have the meaning assigned thereto in Section 2.2(b).

“Hazardous Materials” shall have the meaning assigned thereto in subparagraph 7.4(b)(i).

“Homart Assignment” shall have the meaning assigned thereto in Section 6.1(a).

“Homart Buyer” shall have the meaning assigned thereto in the Preamble.

“Homart Holdings” shall have the meaning assigned thereto in Background paragraph C.

“Homart Interests” shall have the meaning assigned thereto in Background paragraph E.

“Homart Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Homart Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Indemnification Claim” shall have the meaning assigned thereto in Section 11.4.

“Indemnified Party” shall have the meaning assigned thereto in Section 11.4.

“Indemnifying Party” shall have the meaning assigned thereto in Section 11.4.

“Inspection Losses” shall have the meaning assigned thereto in Section 7.1.

“Interest-Related Rights” shall have the meaning assigned thereto in Section 2.1(b).

“Interests” shall have the meaning assigned thereto in Background paragraph E.

“Interim Distributions” means all dividends or other distributions, whether involving cash, securities or other property, that would have been paid or payable in respect of the Share Consideration, assuming that such Share Consideration had been issued and outstanding on the date of this Agreement and remained issued and outstanding on the Closing Date.

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.3(c).

“Lender Consents” shall mean the consents required from the applicable Lender Parties with respect to the Lender Consent Loans relating to (i) the transfers of the REIT Shares and the Homart Interests, (ii) the Transaction Actions, (iii) the replacement of Retail Holdings as the guarantor and indemnitor under the Bison Loan with Blackstone Real Estate Partners VII L.P. (“BREP”) and Homart Buyer or a creditworthy affiliate of each acceptable to the Lender Parties; provided that BREP or its creditworthy affiliate (as applicable) shall be responsible for 95% of all liability under such guaranty and Homart Buyer or its creditworthy affiliate (as applicable) shall be responsible for the remaining 5% of such liability (subject to the delivery of a joinder as contemplated by Section 7.3 of the New JV Agreement) and (iv) if required by the applicable Lender Parties, the replacement of Retail Holdings as the guarantor and indemnitor under the Loans other than the Bison Loan with Homart Buyer or a creditworthy affiliate of Homart Buyer acceptable to the Lender Parties.

“Lender Consent Costs” shall mean (i) any assumption or transfer fees charged by the Lender Parties in connection with obtaining the Lender Consents, (ii) all processing fees charged by the Lender Parties in order for the Buyer to submit application packages for each Lender Consent, (iii) any third-party, out-of-pocket costs and expenses, including reasonable attorneys’ fees, charged by the Lender Parties in connection with the Lender Consents and (iv) any title premiums and expenses related to any date down endorsements required by the Lender Parties as a condition to granting the Lender Consents.

“Lender Consent Documents” shall mean the assumption or consent documents required by the Lender Parties on connection with granting the Lender Consent.

“Lender Consent Loans” shall mean the Loans set forth on Schedule D attached hereto; provided, however, if any of such Loans are prepaid in full prior to or on the Closing, such Loan shall be deemed deleted from Schedule D and not considered a Lender Consent Loan.

“Lender Parties” shall mean all applicable lenders, servicers, special servicers, controlling holders and rating agencies with respect to the Loans.

“Lien” shall mean any security interest, pledge, mortgage, lien (including liens imposed by Applicable Law, such as but not limited to, mechanics’ liens), charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of first refusal, encumbrance, right of way or other encumbrance of any kind, other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

“Liquidated Damages Amount” shall mean $50,000,000, but when all conditions set forth in Section 5.2(g) are satisfied, then such term shall mean $100,000,000.

“Loans” shall mean the existing loans more particularly described on Schedule C attached hereto.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“New JV Agreement” shall have the meaning assigned thereto in Section 6.1(c).

“Offering Price” means the weighted average price to the public per Common Share sold in the Share Offering(s) as set forth in the final prospectus supplement(s) relating to the Share Offering(s) pursuant to Rule 424(b) under the Securities Act.

“Offering Size” means the Offering Price multiplied by the number of Common Shares sold in the Share Offering(s) (including any Common Shares sold pursuant to the underwriters’ option to purchase additional Common Shares).

“Organizational Documents” shall mean the operating agreement and certificate of formation, or the certificate of incorporation and bylaws, as applicable, and in each case, all amendments thereto as well as all foreign qualification documentation.

“Outside Closing Date” shall have the meaning assigned thereto in Section 2.3(a).

“Payoff Loan Costs” shall mean all costs to prepay the Payoff Loans in full, including, without limitation, all principal, interest, prepayment premiums, spread maintenance and other costs and amounts with respect to the payoff.

“Payoff Loans” shall mean the Loans which are identified as “Payoff Loans” on Schedule D hereto.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Preferred Shares” shall have the meaning assigned thereto in subsection 4.1(g)(i).

“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“REIT Shares” shall have the meaning assigned thereto in Background paragraph E.

“Release Date” shall have the meaning assigned thereto in Section 14.1(a).

“Registration Rights Agreement” shall have the meaning assigned thereto in Section 6.1(d).

“REIT” shall have the meaning assigned thereto in Section 4.1(j).

“REIT Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).

“Releases” shall have the meaning assigned thereto in Section 7.5(a).

“Reporting Person” shall have the meaning assigned thereto in Section 15.3(c).

“Retail Holdings” shall have the meaning assigned thereto in Background paragraph A.

“Retail Holdings LLC Agreement” shall have the meaning assigned thereto in Background paragraph A.

“Schedule Update” shall have the meaning assigned thereto in Section 3.3(a).

“Schedule Update Response Notice” shall have the meaning assigned thereto in Section 3.3(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Knowledge” shall mean the actual knowledge of a Seller based upon the actual collective knowledge of Nadeem Meghji and Phillip Solomond, without any duty on the part of any other officer or other Person to conduct any independent investigation or make any inquiry of any Person.

“Share Consideration” shall have the meaning assigned thereto in Section 2.2(a).

“Share Consideration Value” means the dollar amount of the Purchase Price which, at the election of the Homart Buyer, will be paid for with Common Shares; provided that the Share Consideration Value may not exceed an amount equal to (x) $250,000,000 less (y) the greater of (I) $0 and (II) the Offering Size less $400,000,000.

“Share Offering” means one or more of the following: (i) a bona fide underwritten public offering by the Homart Buyer of Common Shares and/or (ii) a bona fide underwritten public offering by the forward purchasers of Common Shares in connection with the entry by the Homart Buyer of forward sales agreements for Common Shares; provided, that , in order to constitute a Share Offering, (A) a firm commitment underwriting agreement must have been entered into with respect to any such offering not earlier than the Effective Date and not later than the fifth Business Day after the Effective Date and (B) such offerings must be consummated and must have an aggregate public offering price as set forth in the final prospectus supplements relating to such offerings of no less than $400,000,000.

“Specified Tax Representation” shall mean the representations and warranties made by the Sellers as described in Schedule 3.2(g)-2.

“Subject Properties” shall mean the retail shopping centers to be owned indirectly by Retail Holdings or Homart Holdings upon the Closing as set forth on Schedule E.

“Survival Period” shall have the meaning assigned thereto in Section 11.5.

“Tax Cap Limitation” shall mean the amount set forth on Schedule 3.2(g)-2.

“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (including personal, real, tangible and intangible property taxes), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon.

“Transaction Actions” shall have the meaning assigned thereto in Background paragraph D.

“Transaction Action Documents” shall mean the contribution and distribution agreements necessary to effectuate the Transaction Actions.

“Unencumbered Assets” means the assets owned as of the date hereof by the Unencumbered Owners.

“Unencumbered Owners” means BRE DDR Union Road Plaza LLC and BRE DDR Winter Park Palms LLC.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1. Sale of the Interests.

(a) Pursuant to the terms and subject to the conditions set forth in this Agreement, (i) the REIT Seller shall sell to the REIT Buyer, and the REIT Buyer shall purchase from the REIT Seller, all of the REIT Shares free and clear of all Liens, other than Liens created by the Buyer or any of its affiliates and (ii) the Homart Seller shall sell to the Homart Buyer, and the Homart Buyer shall purchase from the Homart Seller, all of the Homart Interests free and clear of all Liens, other than Liens created by the Homart Buyer or any of its affiliates

(b) The transfer of the Interests shall include the transfer of all Interest-Related Rights. For purposes of this Agreement, “Interest-Related Rights” shall mean all of such Seller’s right, title and interest in, to and under the applicable Company and the Company Organizational Documents including, without limitation, all of Seller’s right, title and interest in, to and under all (i) distributions after the Closing Date of profits and income of the Company, (ii) capital distributions after the Closing Date from the Company, (iii) distributions after the Closing Date of cash flow by the Company, (iv) property of the Company to which Seller now or in the future may be entitled, (v) other claims which Seller now has or may in the future acquire against the Company and its property, (vi) proceeds of any liquidation upon the dissolution of the Company and winding up of its affairs, (vii) other rights of Seller to receive any distributions or other payments of any kind whatsoever from or in respect of the Company or in any way derived from the Properties or from the ownership or operation thereof after the Closing Date, whether any of the above distributions consist of money or property, and (viii) all other rights, benefits and obligations of Seller as a member or shareholder (as applicable) in the Company including, without limitation, rights to reports and accounting, information; provided, however that the Interest-Related Rights shall not include the proceeds of the sale of the Interests contemplated hereby or any interests in Bison Holdings or the Unencumbered Assets.

SECTION 2.2. Purchase Price.

(a) The aggregate consideration to be paid by the Buyer to the Sellers for the Asset shall be $566,350,000 (as adjusted in accordance with paragraph 2.2(f) below, the “Purchase Price”), which Purchase Price (i) shall be allocated (A) 55.0953% to the REIT Shares (as reduced by the credit referred to in paragraph 2.2(f) below, the “REIT Purchase Price”) and (B) 44.9047% to the Homart Interests (the “Homart Purchase Price”) and (ii) shall consist of (X) cash in an amount equal to the Purchase Price less the Share Consideration Value (the “Cash Consideration”) and (Y) a number of shares, if any, of newly-issued Common Shares of the Homart Buyer (the “Share Consideration”), equal to (x) the Share Consideration Value divided by (y) the Offering Price (as appropriately adjusted in the case of any stock dividends, splits, combinations or similar events), with such result rounded up to the nearest whole number of Common Shares; provided that (1) the Homart Buyer and the REIT Buyer must notify Sellers in writing by 5:00 p.m. New York City time on the 5th Business Day after the Effective Date of the preliminary Share Consideration Value and the Offering Price and (2) if the Homart Buyer and REIT Buyer do not notify Sellers of the preliminary Share Consideration Value within five Business Days of the Effective Date or the Share Offering does not occur, the Share Consideration Value will be deemed to be $0. The Homart Buyer and REIT Buyer must notify Seller of the final Offering Size (taking into account whether the applicable underwriters’ option to purchase additional Common Shares has been exercised) in writing by 5:00 p.m. New York City time on the 30th calendar date following the date of the final prospectus supplement relating to the Share Offering pursuant to Rule 424(b) under the Securities Act of the final Share Consideration Value. The Purchase Price (including all Cash Consideration and any Share Consideration) shall be paid to the Sellers (pro rata in accordance with sub-clauses (A) and (B) of clause (i) above) as follows:

At the Closing, (A) the Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Balance of the Cash Consideration, and (B) the Homart Buyer shall register the Share Consideration in the name of the applicable Seller or its designee by book entry in an account or accounts with the Homart Buyer’s transfer agent, free and clear of all Liens (other than those imposed by the Homart Buyer’s Organizational Documents, created by the Homart Seller or any of its affiliates, the transfer restrictions imposed by the Registration Rights Agreement and federal and state securities laws); provided, however, that the Share Consideration shall be proportionately adjusted to reflect any share splits, combination of shares, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Common Shares of the Homart Buyer or any transaction in which the Common Shares are converted into other securities or cash, in each case, occurring between the Effective Date and the Closing Date. “Balance of the Cash Consideration” means (i) the Cash Consideration, minus (ii) the Earnest Money.

(b) Buyer shall (i) within two (2) Business Days after the Effective Date, deliver to Fidelity National Title Insurance Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $25,000,000 (together with all accrued interest thereon, the “Earnest Money”) in immediately available funds by wire transfer to the Deposit Escrow Account and (ii) upon execution of this Agreement cause Homart Buyer to deliver an irrevocable guaranty in favor of Sellers in the form of Exhibit F attached hereto (the “Guaranty”) for an amount equal to the positive difference between the Liquidated Damages Amount and the amount of the Earnest Money (the “Guaranteed Amount” and together with the Earnest Money and any interest earned on the Earnest Money being collectively referred to as the “Deposit”). Sellers shall be entitled to make a claim for the Guaranteed Amount for all purposes for which Sellers would otherwise be entitled to the Deposit hereunder. Purchaser waives any right to challenge any suit brought under the Guaranty other than any rights of Purchaser herein to challenge the disposition of the Deposit. The Deposit shall be non-refundable to the Buyer except as expressly provided in this Agreement. The Deposit upon delivery by the Buyer to Escrow Agent will be deposited by Escrow Agent in the Deposit Escrow Account, and shall be held in escrow in accordance with the provisions of Section 15.5. All interest earned on the Deposit while held by Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, a portion of the Deposit in the amount of One Hundred and 00/100 Dollars ($100.00) will be non-refundable to Buyer and will be distributed to the Sellers (as directed by the Sellers) upon any termination of this Agreement as independent consideration for Sellers’ performance under this Agreement. If this Agreement is properly terminated by Buyer pursuant to a right of termination granted to Buyer by any provision of this Agreement, the $100.00 non-refundable portion of the Deposit will be promptly distributed to the Sellers (as directed by the Sellers) and, subject to the relevant provisions herein, the balance of the Earnest Money remaining after distribution of the independent consideration to the Sellers will be promptly returned to Buyer. In the event the Closing occurs, the entire Earnest Money (including the $100.00 independent consideration) shall be applicable to the Purchase Price.

(d) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

(e) Buyer shall be entitled to deduct and withhold from any payments required to be made pursuant to this Agreement such amounts that are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of Applicable Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer and Sellers acknowledge and agree that if Sellers deliver the certificates in the form attached hereto as Exhibit E in accordance with Section 6.2(f), then the parties hereto do not anticipate any such withholding.

(f) Buyer shall receive a credit against the portion of the Purchase Price allocable to the REIT Shares equal to $602,516 to reflect the Buyer’s redemption of Individual Shareholders after Closing. The Purchase Price shall be increased by the Interim Distributions, if any.

SECTION 2.3. The Closing.

(a) The closing of the sale and purchase of the Asset (the “Closing”) shall take place on the date that is the later of (1) the date that is seven (7) Business Days after receipt of the Lender Consents (other than those relating the Payoff Loans) or (2) October 1, 2013 (the “Closing Date”), TIME BEING OF THE ESSENCE with respect to the Buyer’s and each Seller’s obligations hereunder on the Closing Date, provided that the Closing Date shall be no later than October 31, 2013 unless the Lender Consents (other than those relating the Payoff Loans) have not been received by such date, in which case either Buyer or Sellers shall have the right to extend the Closing Date to any date on or before November 30, 2013 (the “Outside Closing Date”) by providing written notice to the other party on or before October 31, 2013.

(b) The Closing shall be held on the Closing Date at 12:00 P.M. (EST) by mutually acceptable escrow arrangements. There shall be no requirement that the Sellers and the Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise. The Buyer and the Sellers hereby authorize their respective attorneys to execute and deliver to the

Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

SECTION 2.4. Allocated Homart Purchase Price. The Homart Seller and the Homart Buyer hereby agree that the Homart Purchase Price shall be allocated as set forth on Schedule 2.4 (the “Allocated Homart Purchase Price”) for federal, state and local tax purposes, and further allocated, as applicable, in accordance with the rules under Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law). The Homart Buyer and Homart Seller shall (i) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocated Homart Purchase Price, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Homart Purchase Price and (ii) file all federal, state and local tax returns and related tax documents consistent with such allocations, as the same may be adjusted pursuant to the terms of this Agreement, and not take any position (whether in audits, tax returns or otherwise) inconsistent with such allocations unless otherwise required by Applicable Law. Notwithstanding anything in this Agreement to the contrary, no amendment to the Allocated Homart Purchase Price shall be effective without the approval and consent of the Homart Buyer and the Homart Seller.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS

SECTION 3.1. General Seller Representations and Warranties. Each Seller hereby represents and warrants to their respective Buyer (as to itself and not the other Sellers), as of the date hereof, as follows:

(a) Formation; Existence. Seller is a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b) Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party (or shall be a party on the Closing Date) and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party (or shall be a party on the Closing Date) have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by each Seller and constitutes such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, or any third party, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement by the Seller or any of the transactions required or contemplated hereby.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party, and the sale of the Asset, will not (with notice or lapse of time or both) (i) conflict with or result in any violation of its Organizational Documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Seller is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to the Seller, its subsidiaries or their respective assets or properties in any material respect.

(e) Foreign Person. It is not a “foreign person” as defined in Section 1445 of the Code and the regulations issued thereunder.

(f) Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by the Seller’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of the Seller’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of the Seller’s assets, which remains pending.

(g) Anti-Terrorism Law.

(i) None of the Seller or, to the Seller’s Knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii) None of the Seller or, to the Seller’s Knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii) Neither the Seller, nor any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(h) Knowledge and Experience. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Homart Buyer and is able to bear such risks, and has obtained, in its judgment, sufficient information to evaluate the merits and risks of such investment. The Seller has evaluated the risks of investing in the Homart Buyer, understands there are substantial risks of loss incidental to the acquisition of the Share Consideration and has determined that it is a suitable investment for the Seller.

(i) Accredited Investor Status. The Seller is an “accredited investor” within the meaning of Rule 501(a) promulgated under Regulation D of the Securities Act. To the extent it is acquiring Share Consideration, the Seller is doing so without a view to any resale or distribution thereof; provided, however, that it reserves the right to sell or otherwise dispose of all or any portion of the Share Consideration pursuant to a registration statement or exemption under the Securities Act.

SECTION 3.2. Representations and Warranties of the Sellers as to the Interests. The REIT Seller (solely as to the REIT Shares) and the Homart Seller (solely as the Homart Interests) hereby represent and warrant to their respective Buyer, as of the date hereof, as follows:

(a) Litigation. Except as disclosed in Schedule 3.2(a) attached hereto, as of the date hereof, there is no litigation, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to the Seller’s Knowledge, threatened in writing against their respective Interests, the applicable Seller or affecting such Seller which, if determined adversely to such entity, would adversely affect the (i) ability of the Seller to perform its obligations hereunder or (ii) ownership of their respective Interests (other than as provided in Section 3.2(g)(vi)). The Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of such Seller to perform its obligations hereunder.

(b) Organizational Documents. A true, correct and complete schedule of the Organizational Documents of BRE REIT is attached hereto on Schedule 3.2(b) (the “BRE REIT Organizational Documents”). REIT Seller has delivered to Buyer, true, correct and complete copies of the BRE REIT Organizational Documents.

(c) Ownership of the Interests. At the Closing, upon consummation of the Transaction Actions, the Interests of such Seller shall be legally and beneficially owned by such Seller as more particularly set forth on Schedule A, free and clear of all Liens, encumbrances, pledges, security interests or charges of any kind (other than pursuant to the Retail Holdings LLC Agreement). Other than pursuant to the Retail Holdings LLC Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase, dispose of or encumber all or any portion of the Interests.

(d) Capitalization of BRE REIT.

(i) All of the issued and outstanding REIT Shares are validly issued, fully paid and non-assessable and are free of preemptive (or similar) rights, and each such unit of the REIT Shares is owned by the applicable REIT Seller free and clear of all options, rights of first refusal, agreements, limitations on the applicable Seller’s voting, distribution, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever, the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and state securities Laws. There are no (i) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued membership interests or units or shares of capital stock of BRE REIT to issue or sell any membership interests or units or any shares of capital stock of, or other equity interests in BRE REIT, (ii) voting securities of BRE REIT or securities convertible, exchangeable or exercisable for membership interests or units or voting securities of BRE REIT, or (iii) equity equivalents, interests in the ownership or earnings of BRE REIT or similar rights. Except for the redemption of the shares in BRE REIT held by the Individual Shareholders, there are no outstanding contractual obligations of BRE REIT to repurchase, redeem or otherwise acquire any membership interests or units or shares of capital stock of any Company or any subsidiary of BRE REIT or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary of BRE REIT or any other person. BRE REIT is not a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of BRE REIT or any other contract relating to disposition, voting or dividends with respect to any equity securities of BRE REIT.

(ii) There is no outstanding indebtedness for borrowed money of the BRE REIT.

(e) Employees. No individuals have been or presently are employed by BRE REIT.

(f) Compliance with Law. Except as set forth on Schedule 3.2(f), Seller has not received any written notice of a material violation of any Applicable Laws with respect to its Interests which has not been cured or dismissed.

(g) Taxes. Except as set forth on Schedule 3.2(g)-1:

(i) BRE REIT (A) has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material tax returns required to be filed by BRE REIT; and (B) has timely paid or will timely pay all material Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which BRE REIT has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to BRE REIT have been or will be timely withheld and remitted to the applicable taxing authority.

(ii) Neither BRE REIT nor BRE JV Member has waived in writing any statute of limitations in respect of Taxes payable by either of them, which waiver is currently in effect.

(iii) For taxable years commencing with BRE REIT’s initial taxable year ending on December 31, 2012, BRE REIT, (A) has been subject to taxation as a “real estate investment trust” (“REIT”), as such term is described in Section 856 of the Code, and has satisfied all requirements to qualify as a REIT for such years, (B) has operated in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof if BRE REIT continues to satisfy all of the requirements necessary for qualification as a REIT from and including the date hereof through December 31, 2013 and (C) has not been “closely held” within the meaning of Section 856(a)(6) of the Code. No challenge to BRE REIT’s status as a REIT is pending or has been threatened in writing.

(iv) BRE REIT does not have any earnings and profits attributable to any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(v) BRE REIT does not currently directly hold, and has never directly held, any assets other than interests in BRE JV Member, interests in New JV, shares in BRE Boomerang REIT, cash and cash equivalents or any asset transferred to BRE REIT in connection with the Transaction Actions. Other than (a) its direct interests in BRE JV Member, (b) its direct interests in New JV, (c) its interests in BRE Boomerang REIT (d) its interests in Retail Holdings and Retail Holdings’ Subsidiaries, and (e) any interest in an entity transferred in connection with the Transaction Actions, BRE REIT does not currently hold, and has never held, directly or indirectly, any interest in any other entity. BRE JV Member does not currently directly hold, and has never directly held, any assets other than the interests of Retail Holdings, cash and cash equivalents or any asset transferred to BRE REIT in connection with the Transaction Actions. Neither BRE REIT nor BRE JV Member has ever engaged in any business activity or has ever generated any income other than through Retail Holdings or with respect to the distribution of the stock of BRE Boomerang REIT or otherwise in connection with the Transaction Actions. Neither BRE REIT nor BRE JV Member has participated in a listed transaction as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) and (c)(3) (or any corresponding or similar provision of state or local law).

(vi) Neither BRE REIT nor BRE JV Member has directly incurred any indebtedness or is a borrower under any credit agreement, loan document or open-account indebtedness arrangement other than a liability in the amount of $1,636,633 (the “BRE Liability”) which shall be paid prior to the Closing.

(vii) Neither BRE REIT nor BRE JV Member holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code by reason of Treasury Regulation 1.337(d)-7.

(viii) BRE JV Member is and has always been classified as a partnership for U.S. federal income tax purposes.

(ix) BRE REIT has not incurred any liability for taxes under sections 856(c)(7)(C), 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid. BRE REIT has not engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. All allocations made by BRE JV Member have been made in a manner consistent with Section 704(b) of the Code. BRE REIT has not engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions” and “excess interest” described in section 857(b)(7) of the Code.

(x) BRE REIT has not made any distributions that constitute “preferential dividends” within the meaning of Section 562(c) of the Code.

(xi) There are no pending audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of BRE REIT. No deficiency for any material amount of Tax has been asserted or assessed by any taxing authority in writing against BRE REIT, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which BRE REIT has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of BRE REIT (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). BRE REIT is not subject to any accumulated earnings tax or personal holding company tax.

(xii) There are no pending or, to Seller’s Knowledge, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against BRE REIT under any indemnification, allocation or sharing agreement with respect to income Taxes. Neither BRE REIT nor BRE JV Member is a party to any tax allocation or sharing agreement or arrangement.

(xiii) Neither BRE REIT nor BRE JV Member is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(xiv) BRE REIT is not and has not ever been a personal holding company within the meaning of Section 542(a).

(h) Contracts. Neither BRE REIT nor BRE JV Member is party to any agreement or contract that would reasonably be expected to require payment by BRE REIT or BRE JV Member of any amounts which would be binding upon Buyer after the Closing other than the BRE REIT Organizational Document and the Organizational Documents of BRE JV Member and Retail Holdings (“Contracts”).

(i) No Undisclosed Material Liabilities. There are no liabilities of BRE REIT of a nature that would be required under GAAP to be set forth on the financial statements of BRE REIT or the notes thereto (whether accrued, absolute, contingent or otherwise), other than: (i) liabilities adequately provided for on the balance sheet of BRE REIT dated as of April 30, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement, (iii) the BRE Liability, which shall be paid prior to the Closing, and (iv) liabilities incurred in the ordinary course of business consistent with past practice subsequent to April 30, 2013.

(j) No Default. BRE REIT is not in default or violation (and to the Sellers’ Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respects of any term, condition or provision of (i) the BRE REIT Organizational Documents, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which BRE REIT is a party or by which BRE REIT or any of its properties or assets (other than those held by Retail Holdings directly or indirectly), is bound, or (iii) any order writ, injunction, decree, statute, rule or regulation applicable to BRE REIT (other than with respect to the Code).

SECTION 3.3. Amendments to Schedules; Limitations on Representations and Warranties of the Sellers.

(a) The Sellers shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing to reflect inaccuracies discovered by Sellers or changes since the Effective Date by providing to Buyer an update or modification to the applicable schedules or new exception schedules in writing in a “blackline comparison” or other manner which clearly identifies the specific change (each a “Schedule Update”); provided, however, that any Schedule Update shall have no effect for determining whether subsection 5.2(a) has been satisfied, but shall have effect only for the purposes of limiting the defense and indemnification obligations of the Sellers under Article XI for the inaccuracy or untruth of the representation or warranty qualified by such Schedule Update. Notwithstanding anything to the contrary in this Agreement, Sellers shall have no right to provide any Schedule Update with respect to Schedule 6.2(l). Within ten (10) Business Days after delivery of the Schedule Update, or if delivered less than ten (10) Business Days prior the Closing Date, at any time up to and including the Closing Date (said period, the “Required Schedule Update Response Period”), the Buyer shall provide the Sellers with written notice (each, a “Schedule Update Response Notice”) if the Buyer claims in the Buyer’s good faith judgment that (i) such Schedule Update is reasonably expected to result in Losses (other than Losses relating to matters described in Section 3.3(b)) and Buyer’s reasonable estimation of such Losses, and (ii) such Schedule Update (when taken together with the changes of all prior Schedule Updates delivered pursuant this Section 3.3) would reasonably be expected to result in the failure of the closing condition set forth in Section 5.2(a). If Buyer fails to deliver a Schedule Update Response Notice within the applicable Required Schedule Update Response Period, then the applicable schedule shall be deemed revised by the Schedule Update and Buyer shall not be entitled to claim any Losses with respect to such Schedule Update; provided such Losses (whether determined or calculated before or after Closing) shall be credited against the Basket Limitation set forth in Section 11.3 (other than Losses relating to matters described in Section 3.3(b)). Notwithstanding anything to the contrary contained herein, any Losses arising from a Schedule Update for which Buyer has delivered a Schedule Update Response Notice within the applicable Required Schedule Update Response Period shall be included in Losses for purposes of Section 5.2(a) and be credited against the Basket Limitation set forth in Section 11.3 (other than Losses relating to matters described in Section 3.3(b)).

(b) The Buyer acknowledges and agrees that the Sellers’ representations and warranties (including all matters set forth on the schedules to this Agreement) as set forth in this Agreement are, by their nature, made as of Effective Date. To the extent that any such facts or circumstances change after the date hereof in connection with the Sellers making the representations and warranties (including all matters set forth on the schedules to this Agreement) as of the Closing Date due to any of the following shall not be factored into determining whether the closing condition set forth in Section 5.2(a) have been satisfied or be subject to indemnification by Seller (including, without limitation, under Article XI), so long as the Seller’s representations and warranties (including all matters set forth on the schedules to this Agreement), as the case may be, were true and correct in all material respects as of the Effective Date:

(i) changes to the schedule of litigation set forth on Schedule 3.2(a) with respect to any litigation commenced after the Effective Date and any threatened litigation of which the Sellers first obtained knowledge after the Effective Date;

(ii) any notice of non-compliance of, or default under, any Applicable Laws other than the Code with respect to the Interests which notices are received after the Effective Date by Sellers as of the Effective Date; and

(iii) any actions taken by Sellers that are expressly permitted by this Agreement or otherwise consented to or deemed consented to by Buyer after the Effective Date in accordance with this Agreement.

(c) If on the Effective Date, the schedules to this Agreement are inaccurate, untrue or incorrect in any way to Buyer’s Knowledge, then such representations and warranties shall be deemed modified to reflect such knowledge and the Buyer shall not have any claim (whether for indemnification or with respect to Section 5.2(a)) against the Sellers for such variance or inaccuracy (provided that such variance or inaccuracy was not the result of a knowing and intentional misrepresentation when made). If on the Closing Date, the schedules to this Agreement and/or a Schedule Update are inaccurate, untrue or incorrect in any way to Buyer’s Knowledge and the Closing occurs, then Buyer shall not have any claim (whether for indemnification or otherwise) against the Sellers for such variance or inaccuracy (provided that such variance or inaccuracy was not the result of a knowing and intentional misrepresentation when made).

SECTION 3.4. Covenants of the Sellers Prior to Closing. From the date hereof until Closing or earlier termination of this Agreement:

(a) Non-Redemption of the Individual Shareholders. REIT Seller shall cause BRE REIT not to redeem the issued and outstanding preferred shares of BRE REIT held by the 113 individuals who own such shares (“Individual Shareholders”).

(b) Lender Consents.

(i) Sellers shall continually make all commercially reasonable efforts to assist Buyer in its efforts to obtain the Lender Consents; and

(ii) REIT Seller or a creditworthy affiliate of REIT Seller acceptable to Bison lender shall enter into a replacement guarantee with respect to the Bison Loan on substantially the same terms as the existing guarantee provided by Retail Holdings.

(c) Litigation; Violations. Sellers shall advise the Buyer promptly of any litigation, arbitration proceeding or administrative hearing before any Governmental Agency which affects the Asset.

(d) REIT Qualification; Tax Matters.

(i) REIT Seller shall (A) cause BRE REIT to continue to be owned, organized and operated in conformity with the requirements for qualification and taxation as a REIT (B) ensure that the ownership of BRE REIT meets the requirements of Sections 856(a)(5) and (6) of the Code, (C) ensure that BRE REIT does not incur any liability for Taxes under Sections 856(c)(7)(C), 857(b), 857(f), 860(c) or 4981 of the Code, and (D) ensure that BRE REIT does not make any distributions that are “preferential dividends” within the meaning of Section 562(c) of the Code.

(ii) REIT Seller shall cause BRE REIT to prepare its federal income tax return on IRS Form 1120-REIT for the tax year ended December 31, 2012 and shall deliver a draft of such tax return (and related workpapers) to REIT Buyer for its review and approval (which approval shall not be unreasonably withheld or delayed) no later than July 1, 2013. REIT Buyer shall review and provide comments to such tax return no later than July 15, 2013. If REIT Buyer does not submit comments by July 15, 2013, then REIT Buyer will be deemed to have approved such tax return as prepared by REIT Seller, and REIT Seller shall file or cause to be filed such tax return no later than August 1, 2013. If REIT Buyer timely notifies REIT Seller that it objects to any items in the tax return, REIT Buyer and REIT Seller shall negotiate and resolve in good faith any issue arising as a result of such review and mutually consent to the timely filing of such tax return as promptly as possible.

(iii) The Buyer and Sellers agree that the purchase of the Homart Interests and payment of the Homart Purchase Price is intended to be treated, for federal tax purposes, as a sale of the partnership interest by the Homart Seller to the Homart Buyer, and according to Revenue Ruling 99-6, the Homart Buyer will be treated as purchasing assets from Homart Seller. The obligations set forth in this Section 3.4(d)(iii) shall survive the Closing.

(iv) BRE REIT shall declare a consent dividend in such amount as is necessary to satisfy the distribution requirement for its tax year ended December 31, 2012 and shall deduct such consent dividend on its federal income tax return prepared in accordance with Section 3.4(d)(ii). Each REIT Seller shall agree to such consent dividend with respect to the tax year ended December 31, 2012 by completing and providing a signed IRS Form 972 to BRE REIT. Each REIT Seller shall report the consent dividend as taxable income on its own federal income tax return.

(e) Actions under Retail Holdings LLC Agreement.

(i) Sellers shall cause BRE JV Member not to take any action under Sections 6.2.2, 6.2.3, 6.2.4, 6.2.8 and 6.2.10 of the Retail Holdings LLC Agreement without the prior written consent of DDR JV Member, other than with respect to the Bison Assets and Unencumbered Assets which are hereby expressly not subject to or affected by this provision.

(ii) DDR JV Member shall have the right, but not the obligation (unless specifically required pursuant to the terms of the Retail Holdings LLC Agreement), to fund any capital that is needed, in the reasonable discretion of DDR JV Member, in connection with the assets or operations of Retail Holdings or any of its subsidiaries, and to the extent DDR JV Member contributes such additional capital to Retail Holdings LLC Agreement, such capital shall be treated as a “Capital Contribution” under the Retail Holdings LLC Agreement; provided, DDR JV Member’s preferred equity investment in Retail Holdings in the amount of up to $11 million in connection with the Venice loan to ensure any shortfall is satisfied in connection with the payoff of such loan at maturity shall be a preferred equity investment for purposes of the Retail Holdings LLC Agreement under the same terms and conditions set forth therein (the “Preferred Equity Investment”). BRE JV Member shall have the right, in the event that Closing does not occur, to reimburse DDR JV Member under the Retail Holdings LLC Agreement for an amount equal to BRE JV Member’s proportionate share of any capital contributions made by DDR JV Member pursuant to the previous sentence (other than the Preferred Equity Investment) to the extent BRE JV Member did not contribute its proportionate share of capital at the time DDR JV Member made such capital contribution (other than the Preferred Equity Investment) to Retail Holdings.

(iii) Sellers shall cause BRE JV Member not to permit any distribution of any amounts to the “Common Members” under the Retail Holdings LLC Agreement on account of such Common Members’ common membership interest in Retail Holdings; provided funds generated by the operation of the Bison Assets, proceeds from the sale of the Unencumbered Assets to third parties or any distributions made to the “Preferred Member” under the Retail Holdings LLC Agreement shall continue to be permitted.

SECTION 3.5. Tax Covenants of the Sellers Post Closing. Seller shall timely elect for BRE Boomerang REIT to be a REIT for its initial tax year ended December 31, 2013.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

SECTION 4.1. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers, as of the date hereof, as follows:

(a) Formation; Existence. The REIT Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of Georgia. The Homart Buyer is a corporation duly formed, validly existing and in good standing under the laws of Ohio.

(b) Power; Authority.

(i) The Buyer has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party, the sale of the Asset and the consummation of the transactions provided for herein and in the Closing Documents to which it is a party have been duly authorized by all necessary action on the part of the Buyer, and no vote or consent of any partner or shareholder of the Buyer is necessary to approve any of the transactions provided for in this Agreement and the Closing Documents to which it is a party. This Agreement has been duly executed and delivered by the Buyer and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing and assuming due authorization, execution and delivery by the Sellers, will constitute, the legal, valid and binding obligation of the Buyer enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(ii) The Homart Buyer has taken all actions required to be taken by it so that the execution and delivery of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Share Consideration, if any, (A) will not result in Sellers being subject to the “Ownership Limit” or the “Related Party Limit” for purposes of Article Fourth, Division B of its articles of incorporation or otherwise subject Sellers or its Affiliates to the restrictions contained therein and (B) will be exempt from the requirements of any “fair price”, “moratorium”, “control share acquisition”, “affiliate transaction”, “business combination” or other anti-takeover statute of the State of Ohio.

(c) No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement, the Closing Documents to which the Buyer is a party or any of the transactions required or contemplated hereby or thereby, except for an additional listing application in respect of the Share Consideration, if any, to be filed with the New York Stock Exchange and for filings to be made under the Securities Act or the Exchange Act.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, the Closing Documents to which it is a party, and the purchase of the Asset, will not (with notice or lapse of time or both) (i) conflict with or result in any violation of its Organizational Documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Buyer is a party in its individual capacity, (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to the Buyer, its subsidiaries or their respective assets or properties in any material respect or (iv) result in the creation or imposition of any lien, charge or encumbrance on the Share Consideration, if any, that would have a material adverse effect on the Homart Buyer.

(e) Bankruptcy. It has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by the Buyer’s creditors (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of the Buyer’s assets, which remains pending or (iv) suffered the attachment or other judicial seizure of all, or substantially all of the Buyer’s assets, which remains pending.

(f) Anti-Terrorism Law.

(i) None of the Buyer or, to the Buyer’s Knowledge, its affiliates, is in violation of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Buyer or, to the Buyer’s Knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii) Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(g) Capitalization.

(i) As of the date hereof, the authorized capital stock of the Homart Buyer consists of (A) 500,000,000 common shares, par value $0.10 per share (the “Common Shares”), (B) 750,000 shares, without par value, of each of Class A Cumulative Preferred Shares, Class B Cumulative Preferred Shares, Class C Cumulative Preferred Shares, Class D Cumulative Preferred Shares, Class E Cumulative Preferred Shares, Class F Cumulative Preferred Shares, Class G Cumulative Preferred Shares, Class H Cumulative Preferred Shares (“Class H Shares”), Class I Cumulative Preferred Shares, Class J Cumulative Preferred Shares (“Class J Shares”), Class K Cumulative Preferred Shares (“Class K Shares”) and Noncumulative Preferred Shares, in each case without par value, and (C) 2,000,000 Cumulative Voting Preferred Shares, without par value (the shares in clauses (B) and (C) above, together, the “Preferred Shares”). As of the date hereof, 319,998,163 Common Shares are issued and outstanding, 110,000 Class H Shares are issued and outstanding, 400,000 Class J Shares are issued and outstanding, and 300,000 Class K Shares are issued and outstanding, all of which were validly issued, fully paid and non-assessable and were issued free of preemptive rights. As of the date hereof, other than the Class H Shares, the Class J Shares and the Class K Shares, there are no Preferred Shares issued and outstanding. Except as set forth in the three immediately preceding sentences, as of the date hereof, there are not outstanding or authorized any shares of capital stock of the Homart Buyer. Except for (A) the Homart Buyer’s outstanding convertible senior notes, (B) awards issued or to be issued under the Homart Buyer’s equity compensation plans, (C) the Homart Buyer’s OP units and (D) the Class J Shares and the Class K Shares, as of the date hereof, there are no outstanding securities of the Homart Buyer convertible or exchangeable for capital stock of the Homart Buyer or options or other rights to acquire capital stock from the Homart Buyer (other than the Share Consideration pursuant to this Agreement), and no obligation of the Homart Buyer to issue, any capital stock of the Homart Buyer (other than in connection with the Share Offering). Except as set forth in the Registration Rights Agreement, the Buyer has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Homart Buyer registered with the SEC that have not been satisfied or that would not require the Homart Buyer to register such securities on the same registration statement with the resale of Share Consideration.

(ii) The Share Consideration has been duly authorized and, when issued and delivered pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and free and clear of any preemptive rights, all liens and any other restrictions (other than restrictions imposed by the Homart Buyer’s Organizational Documents and federal and state securities laws, and restrictions imposed on the Share Consideration as set forth in the Registration Rights Agreement). Assuming the accuracy of the representations and warranties of the Sellers set forth in subsections 3.1(h) and 3.1(i), the issuance and delivery of the Share Consideration is exempt from the registration requirements of the Securities Act and of applicable state securities and “blue sky” laws, and neither the Homart Buyer nor any authorized representative or agent acting on the Homart Buyer’s behalf has taken or will take any action hereafter that would cause the loss of such exemption. The Homart Buyer is eligible to register the Share Consideration for resale by the Sellers using Form S-3 promulgated under the Securities Act.

(iii) The Buyer does not have a “poison pill” or similar stockholder rights plan.

(h) Buyer Reports; Financial Statements.

(i) The Homart Buyer has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since January 1, 2012 (the forms, statements, certifications, reports and documents filed or furnished since January 1, 2012 and those filed or furnished subsequent to the date hereof through and including the Closing Date, including any amendments thereto, the “Buyer Reports”). Each of the Buyer Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Buyer Reports did not, and any the Buyer Reports filed with or furnished to the SEC on or prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the Buyer Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position of the Homart Buyer and its consolidated subsidiaries as of its date and each of the statements of consolidated income, cash flows and stockholders’ equity included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of the Buyer Reports filed after the date hereof, will fairly present in all material respects the financial position, results of operations and cash flows, as the case may be, of the Homart Buyer and its consolidated subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be noted therein and in compliance with, in all material respects, applicable accounting requirements and the rules and regulations of the SEC.

(iii) Neither the Homart Buyer nor any of its subsidiaries has any liabilities or obligations of any material nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations (A) set forth in the Homart Buyer’s consolidated balance sheet as of December 31, 2012 included in its Form 10-K for the year ended December 31, 2012 or in the notes thereto or (B) incurred in the ordinary course of business consistent with past practice since December 31, 2012.

(i) Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to Buyer’s Knowledge, threatened against the Buyer or its subsidiaries which, if determined adversely to such entity, would adversely affect the ability of the Buyer to perform its obligations hereunder. Neither the Buyer nor any of its subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of the Buyer to perform its obligations hereunder.

(j) REIT Status. The Homart Buyer (A) for all taxable years commencing with the taxable year ended December 31, 1993, through December 31, 2012, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (B) has operated since December 31, 2012 in a manner consistent with the requirements for qualification and taxation as a REIT; and (C) intends to continue to operate in such a manner as to qualify as a REIT for the current taxable year. None of the transactions contemplated by this Agreement will prevent the Homart Buyer or any of its REIT Subsidiaries from so qualifying.

(k) Compliance with Laws. The business of each of the Buyer and its subsidiaries have not been since December 31, 2012, and are not being, conducted in violation of any Applicable Law, including the FCPA and any OFAC regulations, and none of the Buyer or its subsidiaries is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Buyer or any of its subsidiaries under), nor has the Buyer or its subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), in each case except for defaults or violations that would not reasonably be likely to have a Buyer Material Adverse Effect.

(l) Absence of Certain Changes. Except as disclosed in the Buyer Reports filed prior to the date hereof, since December 31, 2012 and through the Effective Date, (i) the Homart Buyer and its subsidiaries have conducted their respective businesses in the ordinary and usual course of such businesses consistent with past practice and (ii) there has not been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments or changes, has had or would reasonably be likely to have a Buyer Material Adverse Effect.

(m) Financial Capacity of the Buyer. As of the Closing, the Buyer shall have the financial capacity to pay the Cash Consideration Amount and complete the transactions contemplated by this Agreement.

SECTION 4.2. Covenants of the Buyer Prior to Closing.

(a) Lender Consent Approvals.

(i) The Buyer shall use commercially reasonable efforts to submit the request for Lender Consents, if applicable, to all Lender Parties for the Lender Consents within ten (10) Business Days following the Effective Date;

(ii) The Buyer shall as soon as reasonably practical supply to the Lender Parties, to the extent applicable (A) all financial information with respect to Buyer, as may be reasonably requested by the Lender Parties, (B) documentation, supporting information and other items required by the Lender Parties in connection with each Lender Consent and (C) at the Closing, to the extent required by the Lender Parties, opinions of counsel with respect to the valid formation, due authority and good standing of the applicable Buyer, the enforceability of the Lender Consent Documents, non-consolidation matters and such other matters reasonably requested by the Lender Parties;

(iii) The Buyer shall continually make all commercially reasonable efforts to obtain all Lender Consents, provided, however, that with respect to the Payoff Loans, in the event that a Lender Consent is not obtained on or prior to October 1, 2013, the Buyer shall cause the applicable Payoff Loan to be prepaid in full at the Closing;

(iv) Without limiting the generality of the foregoing, the Buyer shall use commercially reasonable efforts to perform and satisfy all assumption requirements and conditions reasonably imposed by the Lender Parties (including the execution of replacement guarantees and indemnities as described in the definition of Lender Consents);

(v) The Buyer shall use commercially reasonable efforts to keep the Sellers reasonably informed of the progress of obtaining the Lender Consents, including using commercially reasonable efforts to provide the Sellers status updates from time to time upon the Sellers’ reasonable request, deliver to the Sellers copies of draft Lender Consent Documents received from the Lender Parties and provide the Sellers with notice of, and an opportunity to participate in, scheduled material conversations with the Lender Parties. The Buyer shall also provide the Sellers with written notice of any requirements or conditions for the Lender Consents that the Buyer cannot satisfy, in which case the Sellers shall have the right, but not the obligation, at its election to satisfy such requirements or conditions.

(vi) The Buyer shall not request any material changes or any changes to the Loans that are not commercially reasonably necessary to evidence the Lender Consent.

(vii) If Buyer satisfies the covenants set forth in Section 4.2(a)(i)-(vi), but is not able to obtain the Lender Consents (other than those relating the Payoff Loans) prior to the Closing Date (as it may be extended pursuant to Section 2.3(a)), then this Agreement shall automatically terminate, in which event the Earnest Money (less the independent consideration described in Section 2.2(c)) shall be returned to the Buyer and the Guaranty shall be terminated and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement.

(b) NYSE Listing. The Homart Buyer shall use reasonable efforts to cause the Share Consideration, if any, to be approved for listing on the New York Stock Exchange prior to the Closing Date.

SECTION 4.3. Limitations on Representations and Warranties of the Buyer.

(a) The Sellers acknowledge and agree that the Buyer’s representations and warranties as set forth in this Agreement are, by their nature, made as of Effective Date. To the extent that any such facts or circumstances change after the date hereof in connection with the Buyer making the representations and warranties as of the Closing Date due to any of the following shall not be factored into determining whether the closing condition set forth in Section 5.1(a) have been satisfied or be subject to indemnification by Buyer (including, without limitation, under Article XI), so long as the Buyer’s representations and warranties were true and correct in all material respects as of the Effective Date:

(i) changes to the representation made in Section 4.1(i) with respect to any litigation commenced after the Effective Date and any threatened litigation of which the Buyer first obtained knowledge after the Effective Date; and

(ii) any actions taken by Buyer that are expressly permitted by this Agreement or otherwise consented to or deemed consented to by Sellers after the Effective Date in accordance with this Agreement.

(b) If on the Effective Date, the representations under this Agreement are inaccurate, untrue or incorrect in any way to Sellers’ Knowledge, then such representations and warranties shall be deemed modified to reflect such knowledge and the Sellers shall not have any claim (whether for indemnification or with respect to Section 5.1(a)) against the Buyer for such variance or inaccuracy (provided that such variance or inaccuracy was not the result of a knowing and intentional misrepresentation when made). If on the Closing Date, the representations under this Agreement are inaccurate, untrue or incorrect in any way to Sellers’ Knowledge and the Closing occurs, then Sellers shall not have any claim (whether for indemnification or otherwise) against the Buyer for such variance or inaccuracy (provided that such variance or inaccuracy was not the result of a knowing and intentional misrepresentation when made).

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1. Conditions Precedent to the Sellers’ Obligations. The obligation of the Sellers to consummate the transfer of the Asset to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date).

(b) The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing.

(c) The Sellers shall have received a duly executed officer’s certificate from the Buyer certifying as to the matters set forth in clauses (a) and (b) above.

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(e) The Sellers shall have received all of the documents required to be delivered by the Buyer under Section 6.1.

(f) An amount of cash, escrows and reserves held by Retail Holdings and its subsidiaries which arise out of the properties and assets of Bison Holdings, which amount shall equal $1,087,000 plus an amount equal to the positive difference (or less an amount equal to the negative difference, if applicable), if any, of (i) $2,500,000, which is the amount included in the applicable Bison Holdings approved budget for capital expenditures for the period commencing on May 1, 2013 and ending September 30, 2013, less (ii) the amount actually spent by Bison

Holdings on such capital expenditures during such period (collectively, the “Bison Amount”), shall be distributed or contributed, as applicable, to Bison Holdings or its subsidiaries (and no amount of cash, escrows and reserves in excess of the Bison Amount shall be distributed or contributed, as applicable, to Bison Holdings or its subsidiaries).

(g) The Sellers shall have received the Cash Consideration and the Share Consideration, if any, in accordance with Section 2.2 and all other amounts due to the Sellers hereunder.

(h) All of the Transaction Actions have occurred and been properly authorized.

(i) The Buyer shall have obtained all Lender Consents, if applicable, other than with respect to the Payoff Loans which if not obtained shall result in Buyer causing such Payoff Loans to be repaid in full on the Closing.

SECTION 5.2. Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Asset is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a) Each of the representations and warranties (including all matters set forth on the schedules to this Agreement as of the Effective Date but without giving effect to any Schedule Update other than with respect to matters described in Section 3.3(b)) made by the Sellers in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties (including all matters set forth on the schedules to this Agreement but without giving effect to any Schedule Update other than with respect to matters described in Section 3.3(b)) were made on and as of Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date, it being understood and agreed that all representations made with respect to REIT and tax matters shall be made on and as of the Closing Date), except where the failures of the representations and warranties (including all matters set forth on the schedules to this Agreement as of the Effective Date but without giving effect to any Schedule Updates other than with respect to matters described in Section 3.3(b)) to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a material Loss (excluding, for the avoidance of doubt, any Loss relating to the matters described in Section 3.3(b)) to the Buyer.

(b) The Sellers shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing.

(c) The Buyer shall have received a duly executed officer’s certificate from the Sellers certifying as to the matters set forth in clauses (a) and (b) above.

(d) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(e) The Buyer shall have received all of the documents required to be delivered by the Sellers under Section 6.2.

(f) All of the Transaction Actions shall have occurred and been properly authorized.

(g) The Buyer shall have obtained all Lender Consents, if applicable, other than with respect to the Payoff Loans, provided, however, with respect to the Payoff Loans, in the event that a Lender Consent with respect to a Payoff Loan is not obtained, it shall not be a failure of this Section 5.2(g) to be satisfied and the Buyer shall cause the repayment of such Payoff Loan on or prior to the Closing.

(h) Sellers shall have paid in full the BRE Liability.

SECTION 5.3. Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that the Sellers and the Buyer have respectively waived any conditions which are not satisfied as of the Closing.

ARTICLE VI

CLOSING DELIVERIES

SECTION 6.1. Buyer Closing Deliveries. The Buyer shall deliver the following documents in accordance with Section 2.3 at Closing:

(a) an assignment and assumption of the Homart Interests in substantially the form of Exhibit A hereto (the “Homart Assignment”), duly executed by Homart Buyer;

(b) an assignment and assumption of the REIT Shares in substantially the form of Exhibit B hereto (the “REIT Assignment”), duly executed by REIT Buyer;

(c) a limited liability company agreement of New JV in substantially the form of Exhibit C hereto (the “New JV Agreement”), duly executed by DDR BV Holdings LLC;

(d) the Registration Rights and Lock-Up Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”), duly executed by the Homart Buyer;

(e) the Transaction Action Documents to which it is a party, duly executed by Buyer;

(f) a duly executed and sworn officer’s certificate from the Buyer (or the general partner or manager member of the Buyer, where appropriate) certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(g) an executed and acknowledged incumbency certificate from the Buyer (or the general partner or manager member of the Buyer, where appropriate) certifying the authority of the officers of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Sellers at the Closing

(h) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Sellers and duly executed by the Buyer;

(i) a closing statement agreed upon by Buyer and Sellers setting forth the Purchase Price and the amount of the Cash Consideration and Share Consideration (the “Closing Statement”);

(j) evidence that the Share Consideration has been issued and delivered to the applicable Seller or its designee as provided in Section 2.2;

(k) by wire transfer of immediately available federal funds, the Balance of the Cash Consideration; and

(l) such other assignments, instruments of transfer, and other documents as the Sellers may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by the Buyer;

SECTION 6.2. Seller Closing Deliveries. The Sellers shall deliver the following documents in accordance with Section 2.3 at Closing, or such other date as specified below:

(a) the Homart Assignment, duly executed by Homart Seller;

(b) the REIT Assignment, duly executed by REIT Seller;

(c) the New JV Agreement, duly executed by BRE Boomerang REIT;

(d) the Registration Rights Agreement, duly executed by the applicable Seller or its designee;

(e) the Transaction Action Documents to which it is a party, duly executed by the applicable Seller or its applicable affiliate;

(f) an affidavit, in substantially the form of Exhibit E attached hereto, from each of the Sellers that each such person is not a “foreign person” within the meaning of Section 1445(f) of the Code;

(g) A certificate duly executed by the Sellers certifying that all representations and warranties (as may have been updated from time to time pursuant to this Agreement) made by Sellers in this Agreement are true and correct in all material respects as of the Closing Date;

(h) the Closing Statement;

(i) a duly executed and sworn officer’s certificate from the Sellers certifying that the Sellers have taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(j) an executed and acknowledged incumbency certificate from the Sellers certifying the authority of the officers of the Sellers to execute this Agreement and the other documents delivered by the Sellers to the Buyer at the Closing;

(k) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Sellers and the Buyer and duly executed by the Sellers;

(l) Simpson Thacher & Bartlett LLP shall have issued an opinion to the REIT Buyer dated as of the Closing Date, substantially similar to the form of opinion shown in Schedule 6.2(l), together with copies of any supporting representation letters delivered in connection with such opinion; and

(m) such other assignments, instruments of transfer, and other documents as the Buyer may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by the Sellers (to the extent Seller’s signature is required by law).

ARTICLE VII

RELEASE

SECTION 7.1. Intentionally Omitted.

SECTION 7.2. Intentionally Omitted.

SECTION 7.3. Disclaimer. Any information provided or to be provided with respect to the Interests is solely for the Buyer’s convenience and was or will be obtained from a variety of sources. The Sellers have not made any independent investigation or verification of any materials or information provided by third parties and makes no (and expressly disclaims all) representations as to the accuracy or completeness of any information provided by such third parties. The Sellers shall not be liable for any mistakes, omissions, misrepresentation or any failure to investigate the Interests by any third party nor shall the Sellers be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports or other information pertaining to the Interests made by any third party and furnished by the Sellers, their representatives or other Person or entity acting on the Sellers’ behalf. Nothing contained in this Section 7.3 shall be deemed to limit, qualify or have any effect on any representation, warranty, covenant or indemnity made by Sellers under this Agreement or any right or remedy available to Buyer for breach thereof or in connection therewith.

SECTION 7.4. Examination; No Contingencies.

(a) In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by the Sellers, or any partner of the Sellers, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent the Sellers with respect to the Asset, or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. The Buyer’s obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth herein or in the documents executed and delivered by the Sellers at Closing, the Sellers make no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset. THE BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY THE SELLERS AT CLOSING. Without limiting the generality of the foregoing, except as set forth in this Agreement or in the documents executed and delivered by the Sellers at Closing, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law, and (iii) all other statutory, express or implied representations or warranties by the Sellers whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

SECTION 7.5. Release.

(a) The Buyer hereby agrees that the Sellers, and each of their partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonable attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Asset or the Subject Properties including, without limitation, the physical, environmental and structural condition of the Subject Properties or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (a) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of

Hazardous Materials on, in, under or around the Subject Properties regardless of when such Hazardous Materials were first introduced in, on or about the Subject Properties (b) any patent or latent defects or deficiencies with respect to the Subject Properties, (c) any and all matters related to the Subject Properties or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, (d) any and all matters related to the current or future zoning or use of the Subject Properties, (e) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Subject Properties regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Subject Properties and (f) the Company Organizational Documents; provided, however, that in no event shall Releasees be released from any Claims arising pursuant to the provisions of this Agreement, any breach of any representation or warranty that was caused by Sellers or which breach was known to Sellers at the time of making such representation or warranty, or the Sellers’ obligations, if any, under the Closing Documents. The Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. and similar state environmental laws (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above.

(b) In this connection and to the greatest extent permitted by law, the Buyer hereby agrees, represents and warrants that the Buyer realizes and acknowledges that factual matters now known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Buyer nevertheless hereby intends to release, discharge and acquit the Sellers from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to the Sellers by the Buyer in exchange for the Sellers’ performance hereunder.

(c) The Sellers have given the Buyer material concessions regarding this transaction in exchange for the Buyer agreeing to the provisions of this Section 7.5. The provisions of this Section 7.5 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

(d) Notwithstanding anything to the contrary contained in this Section 7.5, nothing in this Section 7.5 shall be deemed to limit, qualify, release, waive or have any effect on any representation or warranty, covenant or indemnity expressly made by Seller under this Agreement or any right or remedy available to Buyer for breach thereof or in connection therewith.

ARTICLE VIII

MAINTENANCE OF REIT STATUS

SECTION 8.1. BRE REIT Status and Tax Returns.

Buyer shall cause BRE REIT to continue at all times to be subject to taxation as REIT (including satisfying the requirements to qualify as a REIT) for the taxable year ending December 31, 2013 and shall cause BRE REIT to continue at all times to be treated as a corporation for U.S. federal income tax purposes for at least one year following the Closing Date; provided, however, that Buyer shall not be subject to the foregoing if it reasonably determines that BRE REIT failed to qualify as a REIT as a result of conditions existing or actions taken (or failed to have been taken) on or prior to the Closing Date. Buyer shall cause BRE REIT to file its tax returns for the taxable year ending December 31, 2013 to be consistent with the valuation of the shares of BRE Boomerang REIT on the date such shares are distributed by BRE REIT being equal to the excess of (i) the initial capital account of BRE Boomerang REIT in New JV (as shown on Schedule B of the in New JV LLC agreement), minus (ii) BRE Boomerang REIT’s allocable share of liabilities of New JV and its subsidiaries. Buyer shall cause BRE REIT to not designate any portion of any distribution made to the REIT Sellers by BRE REIT as a capital gains dividend within the meaning of Section 857(b) of the Code without the prior consent of the REIT Sellers. REIT Buyer and REIT Sellers acknowledge that the pro rata distribution of the shares of BRE Boomerang REIT to the holders of the common shares of BRE REIT in consideration for a pro rata redemption of a portion of such common shareholders’ BRE REIT shares and the sale by the REIT Sellers of the REIT Shares are part of the same overall plan and are intended to be treated for U.S. federal income tax purposes together as a transaction in complete redemption of the REIT Sellers’s interests in BRE REIT within the meaning of Section 302(b)(3) of the Code. REIT Sellers shall, and REIT Buyer shall cause BRE REIT to, file all tax returns consistent with such treatment.

ARTICLE IX

TRANSACTION COSTS

SECTION 9.1. Transaction Costs.

(a) The Buyer and the Sellers agree to comply with all real estate transfer tax Laws applicable to the sale of the Interests. At Closing, all transfer, documentary, sales, use, stamp, registration and other such transfer taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest), if any, incurred in connection with the consummation of the transactions contemplated by this Agreement (except as provided in the following sentence) shall be paid by the Buyer when due, and the Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such taxes, fees and charges. In addition to the foregoing and their respective apportionment obligations hereunder, (i) the Sellers and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the transactions contemplated by this Agreement, and (ii) the Buyer shall be responsible for all costs and expenses associated with (A) the Buyer’s due diligence, (B) any title insurance premiums, including the costs of any endorsements, survey costs or similar expenses, (C) the Lender Consents (including all Lender Consent Costs) but specifically excluding any costs associated with Bison Holdings (including, without limitation, all Lender Consent Costs associated with (or required by the Lender Party granting) the Lender Consent for the Bison Loan) and any Transaction Actions and any Transaction Action Documents involving or related to Bison Holdings which shall be expenses of New JV and (D) any Payoff Loan Costs.

(b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned Taxes, fees or other charges for which it has assumed responsibility under this Section. The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement indefinitely.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

INDEMNIFICATION

SECTION 11.1. Indemnification by the Sellers. Following the Closing and subject to Sections 11.3 and 11.4, the Homart Seller and the REIT Sellers shall indemnify and hold their respective Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty (including all matters set forth on the schedules to this Agreement) of such Seller contained in Article III (other than the Specified Tax Representation), (b) any breach of any covenant in Section 3.4, (c) any breach of the Specified Tax Representation, or (d) any breach by such Seller of Section 9.1 or Section 15.2(a).

SECTION 11.2. Indemnification by the Buyer. Following the Closing and subject to Sections 11.3 and 11.4, the applicable Buyer shall indemnify and hold its respective Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by such Buyer contained in Article IV, and (b) any breach by such Buyer of Section 8.1, Section 9.1 or Section 15.2(b).

SECTION 11.3. Limitations on Indemnification.

(a) Notwithstanding the foregoing provisions of Section 11.1, (i) the Sellers shall not be required to indemnify the Buyer or any Buyer-Related Entities under Sections 11.1(a), 11.1(b) or 11.1(c) unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Sellers under Sections 11.1(a), 11.1(b) and 11.1(c) exceeds the Basket Limitation; provided, however, if such Losses equal or exceed the Basket Limitation, then Sellers’ liability for Losses under (A) Sections 11.1(a) and 11.1(b) shall be for the entire amount thereof, subject to the Cap Limitation, and (B) Section 11.1(c) shall be for the entire amount thereof, subject to the Tax Cap Limitation and (ii) in no event shall the liability of the Seller with respect to the indemnification provided for in (A) Sections 11.1(a) and 11.1(b) exceed in the aggregate the Cap Limitation and (B) Section 11.1(c) exceed in the aggregate the Tax Cap Limitation, (iii) in the event the Buyer obtains knowledge of any inaccuracy or breach of any representation, warranty, or covenant of the Seller contained in this Agreement (a “Buyer Waived Breach”) after the date hereof but prior to the Closing, and nonetheless proceeds with and consummates the Closing, then the Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach. Notwithstanding anything herein to the contrary, the Basket Limitation, the Cap Limitation, the Tax Cap Limitation and the Survival Period shall not apply to the Excluded Liabilities.

(b) In no event shall the Buyer be entitled to seek or obtain consequential, special, punitive or exemplary damages against the Sellers. In no event shall the Sellers be entitled to seek or obtain consequential, special, indirect, punitive or exemplary damages against the Buyer.

SECTION 11.4. Notification. In the event that any indemnified party (“Indemnified Party”) becomes aware of any claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to such Indemnified Party hereunder (an “Indemnification Claim”), such Indemnified Party shall promptly, but in no event more than 30 days following such Indemnified Party’s having become aware of such Indemnification Claim, notify the Indemnifying Party in writing of such Indemnification Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Indemnification Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that no delay on the part of the Indemnified Party in giving any such notice of a Indemnification Claim shall relieve the Indemnifying Party of any indemnification obligations hereunder except to the extent that the Indemnifying Party is prejudiced by such delay.

SECTION 11.5. Survival. The representations and warranties contained in this Agreement shall survive for a period of one (1) year after the Closing unless a longer or shorter survival period is expressly provided for in this Agreement (the “Survival Period”). Notwithstanding the previous sentence, the Specified Tax Representation shall survive until March 15, 2018. No claim for indemnification under this Article XI and no action or proceeding with respect to such claim shall be valid or enforceable, at law or in equity, unless (A) a Claim Notice is delivered prior to the expiration of the Survival Period and (B) a legal proceeding is commenced thereon within thirty (30) days after the expiration of the Survival Period.

SECTION 11.6. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI.

ARTICLE XII

INTENTIONALLY OMITTED

ARTICLE XIII

DEFAULT

SECTION 13.1. The Buyer’s Default.

(a) This Agreement may be terminated by the Sellers prior to the Closing if (i) any of the conditions precedent to the Sellers’ obligations set forth in Section 5.1 have not been satisfied or waived by the Sellers on or prior to the Closing Date or (ii) there is a material breach or default by the Buyer in the performance of any of its obligations under this Agreement of which the Sellers have provided the Buyer written notice of and the Buyer has failed to cure within fifteen (15) Business Days of such notice (but in all events such material breach or default is not cured prior to the Closing Date, if earlier), provided that the Buyer shall not be entitled to such notice and opportunity to cure for failure to purchase the Asset on the Closing Date and provided further that the Sellers may not terminate this Agreement if, on the Closing Date, there exists a material default by Sellers under this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c).

(c) In the event the Sellers terminate this Agreement pursuant to Section 13.1(a) as a result of a material breach or default by the Buyer in any of its obligations under this Agreement, the Escrow Agent shall immediately disburse the Deposit (including any portion of the Deposit delivered pursuant to the Guaranty) to the Sellers (as directed by the Sellers), and so long as Homart Buyer has satisfied its funding obligations under the Guaranty, then upon such disbursement the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. The Buyer and the Sellers hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Sellers as a result of such default by the Buyer, and agree that the Liquidated Damages Amount is a reasonable approximation thereof. Accordingly, in the event that the Buyer breaches this Agreement by defaulting in the completion of the purchase of the Asset, as Sellers’ sole and exclusive remedy hereunder, (i) the Deposit (including any portion of the Deposit delivered pursuant to the Guaranty) shall constitute and be deemed to be the agreed and liquidated damages of the Sellers, and shall be paid by the Escrow Agent to the

Sellers (as directed by the Sellers) and (ii) the DDR JV Member shall no longer have any rights under Section 6.11 of the Retail Holdings LLC Agreement with respect to the ROFO Designated Properties (as defined in the Retail Holdings LLC Agreement).

SECTION 13.2. The Sellers’ Default; Failure of Conditions.

(a) This Agreement may be terminated by the Buyer prior to the Closing if (i) any of the conditions precedent to the Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by the Buyer on or prior to the Closing Date or (ii) there is a material breach or default by the Seller in the performance of its obligations under this Agreement of which the Buyer has provided the Sellers written notice of and the Sellers have failed to cure within fifteen (15) Business Days of such notice (but in all events such material breach or default is not cured prior to the Closing Date, if earlier), provided that the Sellers shall not be entitled to such notice and opportunity to cure for failure to cause the sale of the Asset on the Closing Date and provided further that the Buyer may not terminate this Agreement if, on the Closing Date, there exists a material default by Buyer under this Agreement.

(b) Upon termination of this Agreement by the Buyer pursuant to Section 13.2(a), the Guaranty shall automatically terminate and the Escrow Agent shall disburse the Earnest Money to the Buyer, and upon such disbursement the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination and as set forth in Section 13.2(c).

(c) If the Sellers shall materially default in the performance of their obligations under this Agreement to cause the sale of the Asset on the Closing Date, the Buyer, at its option, as its sole and exclusive remedy, may (i) terminate this Agreement, direct the Escrow Agent to deliver the Earnest Money to the Buyer, at which time this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination or (ii) specifically enforce the terms and conditions of this Agreement; provided that such specific enforcement action must be initiated no later than ninety (90) days following such default. In addition, in the event the Buyer elects the remedy set forth in clause (ii) in the previous sentence, the Sellers shall be obligated to reimburse Buyer for all costs incurred by Buyer in connection with exercising such remedy.

(d) In addition to terminating this Agreement and receiving the Earnest Money (and the termination of the Guaranty), in the event this Agreement is terminated as a result of a material default by Seller of its material obligation under this Agreement to cause the sale of the Asset on the Closing Date, the Sellers shall be obligated to reimburse Buyer for its actual out-of-pocket expenses incurred in negotiating this Agreement and conducting due diligence activities contemplated hereunder, and pursuing the consummation of the transactions contemplated by this Agreement (including any payments or reimbursements made by Buyer pursuant to the terms hereunder) as well as all costs incurred by Homart Buyer in connection with the Share Offering and all costs incurred by Buyer to exercise any remedies hereunder; provided in no event shall such reimbursement exceed $5,000,000. The provisions of this Section 13.2(d) shall survive the termination of this Agreement for a period of one (1) year; provided such time period will be satisfied with respect to any and all claims that Buyer asserts (including any conditional claims that may depend on whether Buyer receives specific performance under Section 13.2(c), if applicable) by providing written notice to Sellers within such one (1) year period.

ARTICLE XIV

INTENTIONALLY OMITTED

ARTICLE XV

MISCELLANEOUS

SECTION 15.1. Exculpation. (a) Notwithstanding anything to the contrary contained herein, the Sellers’ shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Sellers and the partners or members of the Sellers assume no personal liability for any obligations entered into on behalf of the Sellers and their individual assets of the shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement.

(b) Notwithstanding anything to the contrary contained herein, the Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of the Buyer and the partners or members of the Buyer assume no personal liability for any obligations entered into on behalf of the Buyer and its individual assets of the shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Buyer under this Agreement.

SECTION 15.2. Brokers.

(a) The Sellers represent and warrant to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. The Sellers agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Sellers’ breach of the foregoing representation in this Section 15.2(a). The provisions of this Section 15.2(a) shall survive the Closing or any termination of this Agreement indefinitely.

(b) The Buyer represents and warrants to the Sellers that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby. The Buyer agrees to indemnify, protect, defend and hold the Sellers harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representations in this Section 15.2(b). The provisions of this Section 15.2(b) shall survive the Closing or any termination of this Agreement indefinitely.

SECTION 15.3. Confidentiality; Press Release; IRS Reporting Requirements.

(a) Prior to Closing, the Buyer and the Sellers, and each of their respective affiliates, shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation. Without limiting the generality of the preceding sentence, the Sellers acknowledge that Buyer may be required to attach this Agreement to filings with the Securities and Exchange Commission as a result of an affiliate of Buyer being a publicly traded company in the United States and that such disclosures may be made by Buyer (and its affiliates) without the Sellers’ prior written consent. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section 15.3(a) shall survive any termination of this Agreement for a period of one year.

(b) The Sellers or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto unless such press release is required to be made to comply with any Applicable Law and in no event shall any such press release issued by the Buyer disclose the identity of the Sellers’ direct or indirect beneficial owners by name or the consideration paid to the Sellers for the Asset. Without limiting the generality of the preceding sentence, the Sellers acknowledges that Buyer is required to issue certain press releases with respect to this Agreement as a result of an affiliate of Buyer being a publicly traded company and that such press releases may be made by Buyer (and its affiliates) without the Sellers’ prior written consent; provided that the Sellers are provided a reasonable opportunity to review and comment on such release to the extent reasonably practicable given the requirement to make such disclosure.

(c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Sellers and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Sellers and the Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

SECTION 15.4. Escrow Provisions.

(a) The parties acknowledge that the Escrow Agent: (i) is acting solely as a stakeholder at the parties’ request and for the parties’ convenience, (ii) shall not be deemed to be the agent of either of the parties, (iii) is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish the interest bearing account, (iv) has no liability in the event of failure, insolvency, or inability of the depositary to pay said funds, or accrued interest upon demand of withdrawal and (v) shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Sellers and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(b) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Sellers and the Buyer.

SECTION 15.5. Deposit Escrow Account.

(a) The Escrow Agent shall hold the Deposit (including any portion of the Deposit delivered pursuant to the Guaranty) in escrow in an interest-bearing bank account approved by the Sellers and the Buyer (the “Deposit Escrow Account”). All funds held by the Escrow Agent hereunder shall be in a segregated (non-commingled) account established on behalf of and in trust for the Buyer and Sellers, as their interests may appear. The Deposit Escrow Account shall expressly not be a part of the estate of the Escrow Agent and the Escrow Agent hereby disclaims any right to claim that the Deposit (including any portion of the Deposit delivered pursuant to the Guaranty) is a part of the estate of the Escrow Agent.

(b) The Escrow Agent shall hold the Deposit (including any portion of the Deposit delivered pursuant to the Guaranty) in escrow in the Deposit Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 15.5(b). The Sellers and the Buyer understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Deposit Escrow Account. At the Closing, the Deposit shall be paid by the Escrow Agent to, or at the direction of, the Sellers. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

SECTION 15.6. Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.7. Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Sellers. Any transfer of direct interests in the Buyer shall be deemed to be an assignment of this Agreement by the Buyer. The Buyer may designate an affiliate that is majority owned and controlled by the Buyer to which the Asset will be assigned at the Closing, provided that the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.

SECTION 15.8. Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 15.9. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, or (iv) sent by electronic mail, with telephone or written confirmation within one Business Day, as follows:

(a)	To the Sellers:

BRE Pentagon Retail JV Member LLC

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Nadeem Meghji

Telephone: (212) 583-5293

Email: meghji@Blackstone.com

And

Blackstone Real Estate Partners VII L.P.

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Nadeem Meghji

Telephone: (212) 583-5293

Email: meghji@Blackstone.com

with copies thereof to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Erik Quarfordt

Telephone: (212) 455-2459

Email: equarfordt@stblaw.com

(b)	To the Buyer:

JDN Real Estate – Lakeland, L.P.

c/o DDR Corp.

3300 Enterprise Parkway

Beachwood, OH 44122

Attention: General Counsel

Telephone: (216) 755-5650

Email: dweiss@ddr.com

with copies thereof to:

DDR Corp.

3300 Enterprise Parkway

Beachwood, OH 44122

Attention: Luke Petherbridge

Telephone: (216) 755-5827

Email: lpetherbridge@ddr.com

and

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Zachary T. Paris

Telephone: (216) 586-7275

Email: ztparis@jonesday.com

(c)	To the Escrow Agent:

Fidelity National Title Insurance Company

1 Park Avenue, Suite 1402

Attention: Ken Cohen

Telephone: (212) 845-3135

Email: kcohen@fnf.com

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten (10) days’ prior notice thereof to the other parties.

SECTION 15.10. Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 15.11. Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 15.12. No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 15.13. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 15.14. Submission to Jurisdiction. The Buyer and the Sellers each irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. The Buyer and the Sellers each further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. The Buyer and the Sellers each irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York and (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15.15. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 15.16. Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 15.17. Counterparts. This Agreement may be executed in two or more counterparts and by facsimile signatures or other electronic means, which taken together still constitute collectively one agreement. In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart with each party’s counterpart or facsimile signature or other electronic means.

SECTION 15.18. Acceptance of Assignments. The acceptance of the Homart Assignment and the REIT Assignment by the Buyer shall be deemed full compliance by the Sellers of all of the Sellers’ obligations under this Agreement except for those obligations of the Sellers which are specifically stated to survive the delivery of the Homart Assignment and the REIT Assignment or the Closing hereunder and all indemnity obligations of Sellers under this Agreement.

SECTION 15.19. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 15.20. Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement. In furtherance of the foregoing, the Buyer hereby indemnifies the Sellers from and against any and all liabilities, damages, losses, costs or expenses (including without limitation attorneys’ fees and expenses) arising out of a breach of this Section 15.20. The provisions of this Section 15.20 shall survive the Closing or any termination of this Agreement.

SECTION 15.21. Books and Records. Buyer has advised Sellers that Buyer may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to the Closing Date and any interim period during the fiscal year in which the Closing Date occurs (the “Financial Information”). During the period commencing on the Closing Date and ending on the date three hundred sixty five (365) days after the Closing Date (the “Books and Records Period”), Sellers agree to use commercially reasonably efforts to cooperate with Buyer and its representatives and agents (at Buyer’s sole cost and expense) in the preparation of the Financial Information. During the Books and Records Period, Sellers shall maintain and allow Buyer (upon no less then twenty-four (24) hours prior notice, which notice may be given via email), reasonable access to, during normal business hours, such books and records of Sellers and Sellers’ managers of the Property reasonably related to the Property. In furtherance of the above, Sellers agree to make employees with knowledge of the Property (such employees chosen by Sellers in their sole discretion), available for interview by Buyer, provided, that all costs and expenses thereof are borne by Buyer. Buyer acknowledges Buyer may not use the results of its review under this Section 15.21 to pursue any claim against Sellers under the terms of this Agreement. Notwithstanding anything contained in this Section 15.21 to the contrary, in no event shall Sellers be obligated to (i) make any representations or certifications regarding such Financial Information or any certificates from an affiliate of Sellers or any of Sellers’ affiliates’ auditors, or (ii) disclose any confidential or non-public financial information with respect to any affiliate of Sellers or any property of any such affiliate.

SECTION 15.22. Time is of the Essence. The Sellers and the Buyer agree that time is of the essence with respect to the obligations of the Buyer and Seller under this Agreement. If performance of any obligations under this Agreement is scheduled or required to occur on a day that is not a Business Day, then the scheduled or required date shall be the next Business Day.

SECTION 15.23. Waiver of Jury Trial.

THE SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ONE PARTY AGAINST ANOTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

HOMART SELLER:

BRE PENTAGON RETAIL HOLDINGS B LLC

By:	/s/ A.J.Agarwal Name: A.J. Agarwal Title: Senior Managing Director

REIT SELLER:

BLACKSTONE REAL ESTATE PARTNERS VII.TE.1 L.P.

By:	BLACKSTONE REAL ESTATE ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.2 L.P.

By:	BLACKSTONE REAL ESTATE ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.3 L.P.

By:	BLACKSTONE REAL ESTATE
ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.F L.P.

By:	BLACKSTONE REAL ESTATE ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VII – ESC L.P.

By:	BREP VII SIDE-BY-SIDE GP L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE HOLDINGS VII L.P.

By:	BREP VII SIDE-BY-SIDE GP L.L.C., its
General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE FAMILY REAL ESTATE PARTNERSHIP VII-SMD L.P.

By:	BLACKSTONE FAMILY GP L.L.C., its
General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII L.P.

By:	BLACKSTONE REAL ESTATE
ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.4 L.P.

By:	BLACKSTONE REAL ESTATE
ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.5 L.P.

By:	BLACKSTONE REAL ESTATE
ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

BLACKSTONE REAL ESTATE PARTNERS VII.TE.6 L.P.

By:	BLACKSTONE REAL ESTATE
ASSOCIATES VII L.P., its General Partner

	By:	BREA VII L.L.C., its General Partner

	By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director

REIT BUYER:

JDN REAL ESTATE – LAKELAND, L.P.

By:	JDN Development Company, Inc., its General Partner

By:	/s/ Daniel B. Hurwitz
Name: Daniel B. Hurwitz
Title: Chief Executive Officer

HOMART BUYER:

DDR CORP.

By:	/s/ Daniel B. Hurwitz
Name: Daniel B. Hurwitz
Title: Chief Executive Officer

JOINDER BY ESCROW AGENT

Fidelity National Title Insurance Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by the Seller and the Buyer as of the 15th of May, 2013, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Earnest Money on the             day of May, 2013. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Kenneth C. Cohen
Name: Kenneth C. Cohen
Title: Senior Vice President

JOINDER BY BRE REIT

BRE Pentagon Retail Holdings A Inc., referred to in this Agreement as “BRE REIT” hereby acknowledges and agrees to take all actions to cause all of its subsidiaries to take all actions to complete all applicable Transaction Actions and to execute, deliver and perform all applicable Transaction Action Documents in each case prior to the Closing Date.

BRE PENTAGON RETAIL HOLDINGS A INC.

By:	/s/ A.J.Agarwal
Name: A.J. Agarwal
Title: Senior Managing Director